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                                                                     Exhibit 3.1

                               ECHAPMAN.COM, INC.

                      ARTICLES OF AMENDMENT AND RESTATEMENT


                  EChapman.com, Inc., having its principal office at 401 East Pratt Street, Suite 2800, Baltimore, Maryland 21202 (herein after called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

                  FIRST: The Charter of the Corporation is hereby amended and as so amended is restated by striking out in its entirety the existing Charter and inserting in lieu thereof the following:

                                    ARTICLE I
                                      NAME

                  The name of the corporation (which is hereinafter called the "Corporation") is: EChapman.com, Inc.


                                   ARTICLE II
                      PURPOSES FOR WHICH CORPORATION FORMED

                  The purposes for which the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Maryland General Corporation Law (the "MGCL").

                                   ARTICLE III
                       RESIDENT AGENT AND PRINCIPAL OFFICE

                  The post office address of the principal office of the Corporation in this State is 401 East Pratt Street, Suite 2800, Baltimore, Maryland 21202. The resident agent of the Corporation in this State is Earl U. Bravo, Sr., whose post office address is 401 East Pratt Street, Suite 2800, Baltimore, Maryland 21202. Said resident agent is a citizen of the State of Maryland, and actually resides therein.

                                   ARTICLE IV
                                AUTHORIZED STOCK

                  The total number of shares of stock of all classes which the Corporation has authority to issue is fifty million (50,000,000) shares, all of which shares are of one class and are designated Common Stock. The aggregate par value of all shares of stock of the Corporation is $50,000.

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                                    ARTICLE V
                               BOARD OF DIRECTORS

         Section 1.        Number of Directors.

                  The Corporation shall initially have one (1) director, which number may be increased or decreased pursuant to the Bylaws, but the number of directors shall not be less than the lesser of three (3) or the number of stockholders.

         Section 2.        Initial Directors.

                  Nathan A. Chapman, Jr. shall act as the initial director of the Corporation until the first annual meeting and until his successor is duly chosen and qualified.

         Section 3.        Board Authorization of Stock Issuance.

                  The Board of Directors of the Corporation is hereby empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, and securities convertible into shares of its stock, of any class or classes, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable.

         Section 4.        Classification of Stock.

                  The Board of Directors shall have the power to classify or reclassify any unissued stock, whether now or hereafter authorized, by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of such stock.

         Section 5.        Conflict of Interest.

                  No contract or other transaction between this Corporation and any other corporation, partnership, individual or other entity and no act of this Corporation shall in any way be affected or invalidated by the fact that any of the directors of this Corporation are directors, principals, partners or officers of such other entity, or are pecuniarily or otherwise interested in such contract, transaction or act; provided that (i) the existence of such relationship or such interest shall be disclosed or known to the Board of Directors or to a committee of the Board of Directors if the matter involves a committee decision, and the contract, transaction or act shall be authorized, approved or ratified by a majority of disinterested directors on the Board or on such committee, as the case may be, even if the number of disinterested directors constitutes less than a quorum or (ii) the contract, transaction or act shall be authorized, ratified or approved in any other manner permitted by the MGCL.

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         Section 6.        Business Combination and Control Shares.

                  The Corporation shall be governed by Title 3, Subtitle 6 of the MGCL with respect to any "business combination" as defined in such Subtitle, and any acquisition of any shares of stock of the Corporation, including any acquisition of voting rights or other interests in any such stock, shall be subject to the provisions of Title 3, Subtitle 7 of the MGCL; PROVIDED, HOWEVER, that Title 3, Subtitle 6 (Business Combination) and Subtitle 7 (Control Share) of the MGCL shall not apply to business combinations (as defined in Section 3-601 of the MGCL) with and control share acquisitions (as defined in Section 3-701 of the MGCL) by (a) Nathan A. Chapman, Jr.; (b) persons to whom Nathan A. Chapman, Jr. directly transfers his voting stock (as defined in Section 3-601 or MGCL) or any shares of stock of the Corporation, including the transfers of voting rights or other interests in any such stock; or (c) any of the respective affiliates (as defined in Section 3-601 or the MGCL) or associates (as defined in Sections 3-601 and 3-701 of the MGCL) of the persons named in (a) and (b).

                                   ARTICLE VI
                      PROVISIONS CONCERNING CERTAIN RIGHTS
                     OF THE CORPORATION AND THE SHAREHOLDERS

         Section 1.        Right to Amend Charter.

                  The Corporation reserves the right to make, from time to time, any amendments of its Charter which may now or hereafter be authorized by law, including any amendments which alter the contract rights of any class of outstanding stock as expressly set forth in the Charter.

         Section 2.        Elimination of Preemptive Rights.

                  Unless otherwise provided by the Board of Directors, no holder of stock of any class shall be entitled to preemptive rights to subscribe for or purchase or receive any part of any new or additional issue of stock of any class of the Corporation or securities convertible into stock of any class of the Corporation.

         Section 3.        Required Stockholder Vote.

                  Notwithstanding any provision of law requiring any action to be taken or authorized by the affirmative vote of the holders of a greater proportion of the votes of all classes or of any class of stock of the Corporation, such action shall be effective and valid if taken or authorized by the affirmative vote of a majority of the total number of votes entitled to be cast thereon, except as otherwise provided in this Charter.


                                   ARTICLE VII
                   INDEMNIFICATION AND LIMITATION OF LIABILITY

         Section 1.        Mandatory Indemnification.

                  The Corporation shall indemnify its currently acting and its former directors and officers against any and all liabilities and expenses incurred in connection



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with their services in such capacities to the maximum extent permitted by the
MGCL, as from time to time amended.

         Section 2.        Discretionary Indemnification.

                  If approved by the Board of Directors, the Corporation may indemnify its employees, agents and persons who serve and have served, at its request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture or other enterprise or employee benefit plan to the extent determined to be appropriate by the Board of Directors.

         Section 3.        Advancing Expenses Prior to a Decision.

                  The Corporation shall advance expenses to its directors and officers entitled to mandatory indemnification to the maximum extent permitted by the MGCL and may in the discretion of the Board of Directors advance expenses to employees, agents and others who may be granted indemnification.

         Section 4.        Other Provisions for Indemnification.

                  The Board of Directors may, by bylaw, resolution or agreement, make further provision for indemnification of directors, officers, employees and agents.

         Section 5.        Limitation of Liability of Directors and Officers.

                  To the maximum extent that limitations on the liability of directors and officers are permitted by the MGCL, as from time to time amended, no director or officer of the Corporation shall have any liability to the Corporation or its stockholders for money damages. This limitation on liability applies to events occurring at the time a person serves as a director or officer of the Corporation whether or not such person is a director or officer at the time of any proceeding in which liability is asserted.

         Section 6.        Effect of Amendment or Repeal.

                  No amendment or repeal of any section of this Article, or the adoption of any provision of the Corporation's Charter inconsistent with this Article, shall apply to or affect in any respect the rights to indemnification or limitation of liability of any director or officer of the Corporation with respect to any alleged act or omission which occurred prior to such amendment, repeal or adoption.

                  SECOND: The Corporation desires to amend and restate its Charter as currently in effect. The provisions set forth in the above Articles of Amendment and Restatement are all of the provisions of the Corporation's Charter currently in effect as hereby amended.



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                  THIRD: The amendment and restatement of the Charter of the
Corporation herein made was approved by the board of directors of the Corporation by unanimous written consent dated November 10, 1999. No stock entitled to be voted on the matter was outstanding or subscribed for at the time of approval by the board of directors.

                  FOURTH: The current address of the principal office of the Corporation is 401 East Pratt Street, Suite 2800, Baltimore, Maryland 21202 and the Corporation's current resident agent is Earl U. Bravo, Sr., whose address is 401 East Pratt Street, Suite 2800, Baltimore, Maryland 21202.

                  FIFTH: The Corporation currently has one director; the director currently in office is Nathan A. Chapman, Jr.

                  SIXTH: These Articles of Amendment increase the authorized stock of the Corporation and decrease the aggregate par value of such authorized stock. Immediately before the amendment, the total number of shares of all classes of stock of the Corporation heretofore authorized, and the number and par value of the shares of each class were one million (1,000,000) shares, of the par value of $.10 each, all of which shares were of one class and designated Common Stock. The aggregate par value of all shares having par value was One Hundred Thousand Dollars ($100,000). As amended, the total number of shares of all classes of stock of the Corporation as increased, and the par value of such shares, are fifty million (50,000,000) shares, of the par value of $0.001 each, all of which shares are of one class and designated Common Stock. The aggregate par value of all shares having par value is Fifty Thousand Dollars ($50,000).



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                  IN WITNESS WHEREOF, EChapman.com, Inc. has caused these
Articles to be signed in its name and on its behalf by its President, Nathan A. Chapman, Jr., and attested by its Secretary, Earl U. Bravo, Sr., on the 10th day of November, 1999.

                  THE UNDERSIGNED, President of EChapman.com, Inc., acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and states that, to the best of his knowledge, information and belief, the matters and facts set forth herein with respect to the authorization and approval hereof are true in all material respects and that this statement is made under the penalties of perjury.


ATTEST:                             ECHAPMAN.COM, INC.


/s/ EARL U. BRAVO, SR.              By: NATHAN A. CHAPMAN, JR. (SEAL)
-----------------------------       ---------------------------------
Earl U. Bravo, Sr., Secretary       Nathan A. Chapman, Jr., President











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